EXHIBIT 99.1

NOTICE OF REDEMPTION

Farmers Capital Bank Trust I

10,000 Preferred Securities (the "Preferred Securities")
(Liquidation Amount $1,000.00 per Preferred Security)
(CUSIP of Preferred Securities 309565AA7)*

and

310 Common Securities (the "Common Securities")
(Liquidation Amount $1,000.00 per Common Security)
(the "Common Securities" and collectively with the "Preferred Securities," the "Trust Securities")

Notice is hereby given pursuant to Section 4.2 of the Amended and Restated Trust Agreement (the "Trust Agreement") dated as of July 21, 2005 between WesBanco, Inc., a West Virginia corporation (successor-in-interest to Farmers Capital Bank Corporation), as Depositor (the "Depositor"), Wilmington Trust Company as Property Trustee (the "Property Trustee") and the Administrative Trustees named therein that the Depositor has elected to exercise its right to redeem its Floating Rate Junior Subordinated Note due 2035 (the "Securities").  As a result, Farmers Capital Bank Trust I (the "Trust") is required to use the proceeds received from such redemption to redeem its Trust Securities.

The redemption date for the Trust Securities will be March 30, 2019 (the "Redemption Date").  In accordance with the Trust Agreement and the Trust Securities, the redemption price to be paid by the Trust for the Securities is 100% of the Liquidation Amount of the Trust Securities plus accrued and unpaid interest to the Redemption Date (the "Redemption Price").  The Redemption Price shall become due and payable on the Redemption Date in respect of each surrendered Trust Securities and interest on each Trust Securities (whether or not surrendered) shall cease to accrue on and after the Redemption Date.

In order to receive payment of the Redemption Price, the Trust Securities certificates must be presented and surrendered to the Property Trustee, as paying agent ("the "Paying Agent") at the address indicated below:

By First Class/Registered/Certified Mail or Overnight Courier:

Wilmington Trust Company
1100 North Market Street
Rodney Square North
Wilmington, DE  19890
Attn:  Workflow Management – 5th Floor
Telephone:  (302) 636-6524

The method of delivery of the Trust Securities is at the election and risk of the holder surrendering the Trust Securities and delivery will be deemed made only when actually received by the Paying Agent.  If delivery is by mail, it is suggested that the holder use properly insured, registered mail with return receipt requested.

NOTICE
Amounts may be deducted and withheld from the Redemption Price as required by U.S. federal tax law.  When presenting your Securities, you must provide the applicable withholding agent with a properly completed and executed IRS Form W-9 or applicable IRS Forms W-8, as the case may be.

*The Property Trustee makes no representation as to the correctness of any CUSIP numbers either as printed on the Preferred Securities or as contained in this notice of redemption or related materials.

Dated:  February 8, 2019